Exhibit 10.16

PROMISSORY NOTE

Principal $333,500,00	Loan Date 04-16-2020	Maturity 04-16-2022	Loan No 12559	Call/cell 077	Account	Officer ***	Initials

References in the boxes above are for Lender’s use only and do limit the applicability of this document to any particular loan or item. Any item above containing “***” has been omitted to text length limitations

Borrower:	Sotherly Hotels (Virginia) LP	Lender:	Village Bank Village Bank
	306 S Henry Street		5372 Discovery Park Blvd, Ste 101
	Williamsburg, VA 23185		Williamsburg, VA 23188
(804) 897-3900

Principal Amount: $333,500.00	Date of Note: April 16, 2020

PROMISE TO PAY. Sotherly Hotels (Virginia) LP ("Borrower'') promises to pay to Village Bank ("Lender''), or order, in lawful money of the United States of America, the principal amount of Three Hundred Thirty-three Thousand Five Hundred & 00/100 Dollars ($333,500.00), together with Interest on the unpaid principal balance from Aprll16, 2020, calculated as described In the "INTEREST CALCULATION METHOD" paragraph using an Interest rate of 1.000% per annum based on a year of 360 days, until paid In full.  The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT• section.

PAYMENT. Borrower will pay this loan in 17 payments of $18,771.73 each payment and an Irregular last payment estimated at $18,771.72. Borrower's first payment Is due November 16, 2020, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on April 16, 2022, and will be for all principal, accrued Interest, and all other applicable fees, costs and charges, if any, not yet paid. Payments Include principal and Interest Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid Interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that Is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All Interest payable under this Note Is computed using this method.

PREPAYMENT; MINIMUM INTEREST CHARGE. In any event. even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum Interest charge of $75.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full". "without recourse", or similar language. If Borrower sends such a payment. Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, Including any check or other payment Instrument that indicates that the payment constitutes "payment in full" of the amount owed or that Is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Village Bank, P.O. Box 330 Nlldlothian, VA 23113.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the total sum due under this Note will continue to accrue interest at the interest rate under this Note.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower falls to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan. extension of credit, security agreement. purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents Is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or insolvency. The dissolution or termination of Borrower's existence as a going business or the death of any partner, or a trustee or receiver Is appointed for Borrower or for all or a substantial portion of the assets of Borrower, or Borrower makes a general assignment for the benefit of Borrower's creditors, or Borrower files for bankruptcy. or an involuntary bankruptcy petition Is filed against Borrower and such involuntary petition remains undismissed for sixty (60) days.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings. whether by judicial proceeding. self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This Includes a garnishment of any of Borrower's accounts, including deposit accounts. with Lender. However this Event of Default shall not apply If there Is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

PROMISSORY NOTE
Loan No: 12559	(Continued)	Page 2

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Events Affecting General Partner of Borrower. Any of the preceding events occurs with respect to any general partner of Borrower or any general partner dies or becomes incompetent.

Change in Ownership. The resignation or expulsion of any general partner with an ownership interest of twenty-five percent (25%) or more in Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured If Borrower, after lender sends written notice to Borrower demanding cure of such default: (1) cures the default within thirty (30) days; or (2) if the cure requires more than thirty (30) days, immediately Initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Subject to any limits under applicable law, upon default, Borrower agrees to pay Lender's attorneys' fees and all of Lender's other collection expenses, whether or not there is a lawsuit, including without limitation legal expenses for bankruptcy proceedings.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Virginia without regard to Its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Virginia.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the applicable courts for the City of Williamsburg, Commonwealth of Virginia.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $35.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authoriz.es Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

SBA LOAN NUMBER. SBA Loan Number 81437370-05.

SMALL BUSINESS ADMINISTRATION PROVISION. When SBA is the holder, this Note will be Interpreted and enforced under federal law, Including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures. SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note. whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party, partner, or guarantor or collateral; or Impair, fall to realize upon or perfect Lender's security Interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

SOTHERLY HOTELS (VIRGINIA) LP

SOTHERLY HOTELS INC, General Partner of Sotherly Hotels (Virginia) LP

By:	/s/ Anthony E Domalski	(Seal)
Anthony E Domalski, CFO of Sotherly Hotels Inc